Exhibit 10.23

CONSULTING AGREEMENT

This Consulting Agreement (the Agreement), effective 7/15/14 (the Effective Date), is entered into by CAROL L. BROSGART, M.D., an individual with a principal place of business at 3133 Lewiston Avenue, Berkeley, CA 94705 (Consultant), and TOBIRA THERAPEUTICS, INC. a Delaware corporation with a place of business at 701 Gateway Blvd, Suite 200, South San Francisco, CA 94080 (Company). Consultant and Company agree as follows:

1. SERVICES AND PAYMENT.

a. Engagement. Company hereby engages Consultant to provide the services assigned by Company from time to time (the Services), and Consultant accepts such engagement. Consultant agrees to use best efforts to undertake and complete the Services in accordance with the descriptions, schedules and assignments specified by the Company either in writing or by electronic communication. Consultant will report to the Chief Executive Officer of the Company.

b. Fees and Expenses. The following shall be the only consideration due Consultant regarding the subject matter of this Agreement. In accordance with Company’s usual accounts payable procedures, Company will pay Consultant at the rate of $9,165 per month for Services satisfactorily performed and delivered. At the end of each month in which Consultant performs Services, Consultant shall submit an invoice on a monthly basis to Company, which invoice shall include any expenses that are reimbursable by the company. Company shall pay Consultant any undisputed amounts specified in such invoice within thirty (30) days of receipt of such invoice. Subject to reasonable documentation, Company shall reimburse Consultant for its out-of-pocket expenses reasonably incurred in providing the Services; provided, that individual expenses in excess of $1,000 must be approved in advance in writing by Company. Promptly after execution of this Agreement, Consultant shall deliver to Company a properly completed and duly executed Department of the Treasury IRS Form W-9 or, if Consultant is a non-U.S. person, a Department of the Treasury IRS Form W-8BEN (or other appropriate Form W-8). Compensation Consultant receives under this agreement shall be separate from any compensation received as a member of the board of directors of the Company.

2. INTELLECTUAL PROPERTY.

a. Inventions Assignment. Company owns all right, title and interest (including patent rights, copyright rights, trade secret rights, mask work rights, trademark rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), technologies, works of authorship, software, mask works, designations, designs, know-how, ideas, data and other information and work products that are made, conceived, reduced to practice or obtained, in whole or in part, by Consultant, and that arise out of the Services or that are based on or otherwise reflect any Proprietary Information (as defined below) (collectively, Inventions). Consultant will promptly provide and fully disclose all Inventions to Company. All Inventions are works made for hire to the extent allowed by law and, in addition, Consultant agrees to make and does hereby make all assignments necessary to accomplish the foregoing ownership. Consultant shall assist Company, at Company’s expense, to further evidence, confirm, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned. Consultant hereby irrevocably designates and appoints Company and its officers as its agents and attorneys-in-fact (coupled with an interest) to act for and in Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant.

b. Confidentiality. Consultant agrees that all Inventions and all other financial, business, legal and technical information (including, without limitation, the identity of and information relating to customers, prospects, vendors, affiliates and employees) that Consultant develops, learns or obtains in connection with the Services, or that are received by or for Company in confidence, constitute Proprietary Information. Consultant will hold in strict confidence, and exercise all reasonable precautions to prevent unauthorized access to, and not disclose or, except in performing the Services, use any Proprietary Information. However, Proprietary Information will not include information that Consultant can document is or becomes readily publicly available without restriction through no fault of Consultant. Upon termination and at Company’s request at any other time, Consultant will promptly return to Company all materials and copies containing or embodying Proprietary Information, except that Consultant may keep its personal copy of its compensation records and this Agreement. Consultant also recognizes and agrees that Consultant has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that Consultant’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

c. Restrictions. As additional protection for the Proprietary Information, Consultant agrees that during the period over which it is (or is supposed to be) providing Services (i) and for 1 year thereafter, Consultant will not encourage or solicit any employee, contractor or consultant of Company to leave Company for any reason, or service or solicit the business or patronage of any of Company’s customers, suppliers or prospects for the benefit of Consultant or any other person, or divert, entice or otherwise take away from Company the business or patronage of any customer, supplier or prospect, (ii) Consultant will not (in any capacity) engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company and (iii) Consultant will not (in any capacity) assist any other person or organization in competing or preparing to compete with any business or demonstrably anticipated business of Company. Consultant understands that the restrictions set forth in this Section 2(c) are intended to protect Company’s interest in its proprietary information and established relationships and goodwill with employees and business partners, and Consultant agrees that such restrictions are reasonable and appropriate for this purpose.

d. Moral Rights. To the extent allowed by law, Section 2(a) and any license to Company hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as moral rights, artist’s rights, droit moral or the like. To the extent any of the foregoing is ineffective under applicable law, Consultant hereby provides any and all ratification and consents necessary to accomplish the purposes of the foregoing to the extent possible. Consultant will confirm any such ratification and consents from time to time as requested by Company. Consultant will obtain the foregoing ratification, consents and authorizations, for Company’s exclusive benefit, from each person who provides any Services hereunder.

e. License. If any part of the Services or Inventions is based on, incorporates or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, modified, distributed or otherwise exploited, without using or violating any technology or intellectual property right owned by Consultant (or any third party) and not assigned hereunder (Restricted Rights), then Consultant hereby grants and agrees to grant to Company and its affiliates, successors and assignees a nonexclusive, perpetual, irrevocable, worldwide, royalty-free, sublicensable right and license to exploit and exercise all such Restricted Rights in support of Company’s exercise or exploitation of the Services, Inventions or other work performed hereunder (including any modifications, improvements and derivatives). Consultant agrees not to use or disclose any Restricted Rights for which it is not fully authorized to grant the foregoing license.

3. WARRANTY. Consultant represents and warrants that: (a) the Services will be performed in a professional and workmanlike manner; (b) none of the Services or any part of this Agreement is or will be inconsistent with any obligation Consultant may have to others; (c) all work under this Agreement shall be Consultant’s original work and none of the Services or Inventions or any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Consultant itself); (d) Consultant has the full right to provide Company with the assignments and rights provided for herein; and (e) Consultant will not disclose to Company or use for its benefit any trade secret or proprietary or confidential information of any third party.

4. TERM AND TERMINATION. This Agreement commences on the Effective Date and will remain in effect for one (1) year, or longer if mutually agreed in writing by the parties. If Company breaches a material provision of this Agreement, Consultant may terminate this Agreement upon 30 days written notice, unless the breach is cured within that period. Company may terminate this Agreement at any time, with or without cause, upon written notice. If Company terminates without cause, it shall pay Consultant upon termination all unpaid amounts due for Services completed prior to termination. Sections 2 through 5 (inclusive) of this Agreement, and any remedies for breach of this Agreement, shall survive any termination or expiration.

5. GENERAL PROVISIONS.

a. Relationship. Notwithstanding any provision hereof, for all purposes of this Agreement each party shall be and act as an independent contractor and not as partner, joint venturer, employer, employee or agent of the other and shall not bind nor attempt to bind the other to any contract. Consultant is an independent contractor and is solely responsible for all taxes, withholdings, and other statutory or contractual obligations of any sort, including, but not limited to, Workers’ Compensation Insurance. Consultant agrees to defend, indemnify and hold Company harmless from any and all claims, damages, liabilities, losses, attorneys’ fees and expenses on account of (a) an alleged failure by Consultant to satisfy any such obligations or any other obligation (under this Agreement or otherwise) or (b) any other action or inaction of Consultant. If Consultant is a corporation or other entity, it will ensure that its employees and agents are bound in writing to Consultant’s obligations under this Agreement.

b. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of California without regard to its conflicts of law provisions. Exclusive jurisdiction and venue for any action arising under this Agreement is in the federal and state courts located in the Northern District of California, and both parties hereby consent to such jurisdiction and venue for this purpose. In any action or proceeding to enforce this Agreement, the prevailing party will be entitled to recover from the other party its costs and expenses (including reasonable attorneys’ fees) incurred in connection with such action or proceeding and enforcing any judgment or order obtained.

c. Remedies. Consultant acknowledges and agrees that in the event of any breach or threatened breach of Section 2 or 3, Company will suffer irreparable damage for which it will have no adequate remedy at law. Accordingly, Company shall be entitled to injunctive and other equitable remedies to prevent or restrain, temporarily or permanently, such breach or threatened breach, without the necessity of proving actual damages or posting any bond or surety, in addition to any other remedy that Company may have at law or in equity.

d. Notice. Any notice required or permitted to be given hereunder will be effective upon receipt and shall be given in writing, in English and delivered in person, via established express courier service (with confirmation of receipt), confirmed facsimile or registered or certified mail, postage prepaid, return receipt requested, to the parties at their respective addresses given herein or at such other address designated by written notice.

e. Assignment. This Agreement and the performance contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to subcontract, delegate, assign or otherwise transfer any rights or obligations under this Agreement without the prior written consent of Company. Any attempt to do otherwise shall be void and of no effect. Company may transfer this Agreement without the consent of Consultant. This Agreement will be binding upon, and inure to the benefit of, the successors, representatives and permitted assigns of the parties.

f. Miscellaneous. This Agreement constitutes the entire agreement, and supersedes all prior negotiations, understandings or agreements (oral or written), between the parties concerning the subject matter of this Agreement (and all past dealing or industry custom). Headings are for convenience of reference only and shall in no way affect interpretation of the Agreement. This Agreement may be executed in one or more counterparts, each of which is an original, but taken together constituting one and the same instrument. Execution of a facsimile copy shall have the same force and effect as execution of an original, and a facsimile signature shall be deemed an original and valid signature. No change, consent or waiver to this Agreement will be effective unless in writing and signed by the party against which enforcement is sought. The failure of a party to enforce its rights under this Agreement at any time for any period will not be construed as a waiver of such rights. Unless expressly provided otherwise, each right and remedy in this Agreement is in addition to any other right or remedy, at law or in equity, and the exercise of one right or remedy will not be deemed a waiver of any other right or remedy. In the event that any provision of this Agreement is determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement will otherwise remain in full force and effect and enforceable.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Agreement as an instrument under seal as of the Effective Date.

CONSULTANT

By:	/s/ Carol L. Brosgart, M.D.
Name: Carol L. Brosgart, M.D.

TOBIRA THERAPEUTICS, INC.

By:	/s/ Laurent Fischer
Name: Laurent Fischer
Title: President & Chief Executive Officer